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                                                                     Exhibit 16

[LOGO] Deloitte                                       Deloitte & Touche LLP
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                                                      www.deloitte.com

April 10, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the following which is from Item 11(i) of Lincoln Benefit Life Company's Draft of Form S-1 expected to be filed on or about April 13, 2015, delivered to us from Resolution Life Holdings Inc.:

   After conducting a 'request for proposal' process with three major accounting firms for the annual independent audit of Resolution and its subsidiaries, and after completing our 2014 filing which included our 2013 financial statements, Lincoln Benefit's Board dismissed Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm. The decision to change accountants was recommended by the Audit Committee to the Board, and approved by the Board, on August 13, 2014. On the same day, the Audit Committee recommended appointment to the Board, and the Board appointed, PricewaterhouseCoopers LLP ("PwC") as our new independent registered public accounting firm to audit Lincoln Benefit's financial statements for the period beginning April 1, 2014. Deloitte was also reengaged on March 17, 2015 to audit Lincoln Benefit's financial statements for the three months ended March 31, 2014.

   The reports of Deloitte on Lincoln Benefit's financial statements for each of the two fiscal years ended December 31, 2013 and the three months ended March 31, 2014 did not contain any adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

   During the two years ended December 31, 2013 and through the date of Deloitte's report on Lincoln Benefit's financial statements for the three months ended March 31, 2014, there were: (i) no disagreements between Lincoln Benefit and Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with its report, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

   Lincoln Benefit provided Deloitte with a copy of this disclosure before its filing with the SEC and requested that Deloitte provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of this letter, dated April 10, 2015, is filed as Exhibit 16 to this registration form on Form S-1.

   During the two years ended December 31, 2013 and through the date of PwC's engagement, we did not consult with PwC regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be

                                              Member of
                                              Deloitte Touche Tohmatsu Limited

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   rendered on Lincoln Benefit's financial statements, and PwC did not provide either a written report or oral advice to Lincoln Benefit that was an important factor considered by Lincoln Benefit in reaching a decision as to any accounting, auditing, or financial reporting issue, or (2) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have the following comments on the above:

1. We agree with the statements made in the first four indented paragraphs for which we have a basis on which to comment on, and we agree with, the disclosures.

2. We have no basis on which to agree or disagree with the statements made in the fifth indented paragraph which we have no basis on which to comment.

Yours truly,

/s/ Deloitte & Touche LLP